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                                                                      EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-93416, 33-51744, 33-65239, 333-12189 and 333-62187) pertaining to the 1983 Incentive Stock Option Plan for Key Employees, the 1991 Stock Option Plan of The MacNeal-Schwendler Corporation, The MacNeal-Schwendler Corporation 1996 Employee Stock Purchase Plan and the 1998 Stock Option Plan of The MacNeal-Schwendler Corporation and in the related Prospectuses of our report dated March 18, 1999, with respect to the consolidated financial statements and schedule of The MacNeal-Schwendler Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

Los Angeles, California
April 29, 1999